Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors United Auto Group Inc:

We consent to the incorporation by reference in the registration statements No. 333-105311, 333-14971, 333-26219, 333-50816, and 333-61835 on Form S-8 and Registration Statement No. 333-134170 on Form S-3ASR of United Auto Group, Inc. of our reports dated February 28, 2007, with respect to the consolidated balance sheets of UAG UK Holdings Limited as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholder’s equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, which includes an explanatory paragraph relating to the Company electing application of Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of United Auto Group, Inc. (none of the aforementioned financial statements are presented separately therein).

/s/ KPMG Audit Plc

Birmingham, United Kingdom
February 28, 2007